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Contact:	Abbe F. Goldstein, CFA	Carol Parker Trott
	Investor Relations	Media Relations
	(203) 964-3573	(441) 294-7290

XL Group Announces Appointment of Billie Ida Williamson and Nomination of Tracy Ann Leinbach for Election at 2018 Annual Meeting

Hamilton, Bermuda - February 16, 2018 - XL Group Ltd (“XL” or the “Company”) (NYSE: XL) today announced that Billie Ida Williamson has joined the Company’s Board of Directors (the “Board”), effective immediately. The Company also announced that its Board will recommend Tracy Ann Leinbach as a candidate for election to XL’s Board at the 2018 Annual General Meeting.

Ms. Williamson brings to the XL Board a broad management consulting and financial background, including as Senior Global Client Serving Partner at Ernst & Young L.L.P., Senior Vice President, Finance and Corporate Controller at Marriott International, Inc. She also served as Chief Financial Officer at AMX Corporation, where she co-led the company’s successful IPO. Ms. Williamson currently serves on the Boards of CSRA, Inc. and Pentair plc. She earned a BBA with highest honors in accounting from Southern Methodist University.

Ms. Leinbach has a strong operations and financial background, having served in senior roles at Ryder System, Inc., including as Executive Vice President and CFO and, prior to that, as Executive Vice President for Fleet Management Solutions. During her tenure as Executive Vice President and CFO, Ryder achieved record revenues and earnings. She currently serves on the Boards of Hasbro, Inc. and Veritiv Corporation. Ms. Leinbach earned a BBA in accounting from The College of William & Mary, and an MBA from the Kenan Flagler School of Business at the University of North Carolina.

XL’s Independent Chairman, Eugene McQuade, said: “We are excited to welcome Billie to our Board and look forward to benefiting from her strong financial and management experience. She will be an outstanding addition to our Board. In recommending Tracy’s election, the Board recognizes her proven talent as a business leader and deep executive experience. XL is fortunate to attract such high caliber directors.”

About XL Group Ltd

XL Group Ltd (NYSE: XL), through its subsidiaries and under the "XL Catlin" brand, is a global insurance and reinsurance company providing property, casualty and specialty products to industrial, commercial and professional firms, insurance companies and other enterprises throughout the world. Clients look to XL Catlin for answers to their most complex risks and to help move their world forward. To learn more, visit www.xlgroup.com.

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